Exhibit 10.1

January 27, 2012

John M. Stephens

Dear John:

We are pleased to offer you the position of Senior Vice President – Finance for M.D.C. Holdings, Inc. (the “Company”) with a start date of February 1, 2012. On February 13, 2012 your title will change to Senior Vice President, Chief Financial Officer and Principal Accounting Officer and you will begin performing the Company’s principal financial officer and principal accounting officer functions. The Company will file with the SEC its Annual Report on Form 10-K for the year ended December 31, 2011 on or around February 2, 2012, prior to your assumption of the duties of principal financial officer or principal accounting officer. Your initial base salary will be $425,000 annually. Your base salary will be reviewed annually, and it may be increased, but not decreased, at the discretion of the Company. You will also be eligible to receive an annual discretionary bonus 50% in cash and 50% in restricted stock. This bonus shall be paid in February of each year, beginning in February of 2013. Your annual bonus target is 100% of your base salary (i.e., $425,000 for your first year). Additionally, on your start date, you will receive a stock option grant covering 75,000 shares of common stock in the Company and also a restricted stock award of 10,000 shares of common stock of the Company. All restricted stock will be valued at the closing price on the day of the award and the restrictions will lapse at 25% per year over four years, beginning on the first anniversary of the date of the award. The stock option will have a life of ten years. The exercise price of the stock option will be the closing price of the stock on the date of the grant and the option will become exercisable as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates of the grant. The restricted stock and the stock option will be awarded pursuant to, and subject to, the terms and conditions of the Company’s 2011 Equity Incentive Plan and the Company’s standard Restricted Stock Agreement and Stock Option Agreement forms.

We will provide a full relocation package for you and your family as may be reasonable under the circumstances, including: 1) pack and move of household goods, 2) temporary living accommodations through June 30, 2012, 3) two house hunting trips for you and your family, and 4) airfare and parking for trips home on weekends through June 30, 2012. Additionally, on your start date, you will be provided with a change in control agreement providing for payment of 1X base salary and 1X the target bonus amount; the other material terms and conditions of which will be comparable to those of Mr. Touff’s agreement dated July 30, 2008. In addition we will include in the change of control document a severance package equal to 1X base salary if the Company terminates your employment for other than cause, death or disability (you cannot receive both a change in control payment and a severance payment).

Your direct supervisor will be David Mandarich. It is a Company policy that all details of any offers of employment are contingent upon a satisfactory background check.

As in the case with all of our employees, your employment status with the Company will be on an “at-will basis”. This means that both you and the Company have the right to terminate the employment relationship at any time, with or without cause or notice.

We offer a benefits package to our employees and, based on your start date, you will be eligible for most of these benefits effective March 1, 2012 assuming a February 1 start date. You will enroll in benefits using an online enrollment tool. Enrollment can be completed any time during your eligibility waiting period, but must be completed no later than midnight Eastern Time on February 29, 2012. Additionally we will reimburse you for the difference in COBRA medical coverage rates through your current employer and our company provided medical plan premium for the 30 day waiting period during which you are not eligible for MDC coverage. As we have discussed you will be eligible for 3 weeks of vacation per year, prorated for 2012.

On your first day, we will need to complete your I-9 Employment Eligibility Verification Form. Please bring the appropriate documentation as listed on the reverse side of the enclosed document entitled “Employment Eligibility Verification”. BY FEDERAL LAW, we must inspect the original documents to complete the I-9 form WITHIN 3 DAYS of your hire date.

Please confirm your acceptance of this offer by signing, dating and returning one original copy of this letter

Please do not hesitate to contact me at 303-804-7751 if you have any questions or require any additional information.

Sincerely,

/s/ Karen Gard

Karen Gard

Vice President, Human Resources

Enclosures

Accepted on this 27th day of January , 2012 by:

/s/ John M. Stephens
John M. Stephens

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